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                                  EXHIBIT 99.1



        INVESTOR CONTACT:                          PRESS CONTACT:
        Mark Trinske                               Bob Maples
        Trinske Communications                     Maples Communications
        303/665-7760                               949/253-8737
        mail@trinske.com                           bmaples@maples.com

FOR IMMEDIATE RELEASE


          SMITH MICRO ACQUIRES STF TECHNOLOGIES, THE #1 MANUFACTURER OF
                        MACINTOSH COMMUNICATIONS SOFTWARE

 ACQUISITION CREATES WORLDWIDE PRESENCE AND "BEST-OF-CLASS" MACINTOSH PRODUCTS


ALISO VIEJO, California--April 13, 1999--Smith Micro Software, Inc. (Nasdaq NMS:
SMSI) today announced that it has acquired STF Technologies, Inc., the leading manufacturer of communications software for the Macintosh(R). STF Technologies will now be operated as a wholly owned subsidiary of Smith Micro Software, Inc. This acquisition establishes Smith Micro as a world leader in the development and sale of Macintosh communications software and enhances the company's current position as a leader in overall PC communications software solutions.

Apple bundles STF Technologies' FAXstf(TM) with Apple products and is working with Smith Micro's STF Technologies Macintosh Division on future product offerings.

In related news, Smith Micro's STF Technologies Macintosh Division announced it is developing a Mac(R) "client" software application for Smith Micro's conexs.com(TM). conexs.com is an Internet service that gives subscribers the ability to make Internet phone calls, have real-time chat sessions, and even make video phone calls (if they have a camera), at no additional charge. Smith Micro's strategic plan for conexs.com is similar in certain ways to that of the Internet "portals" like Yahoo!(R), Excite(TM), Lycos(R), etc.; that is, develop an extremely large installed base and then sell upgraded products, on-line services, and advertising to the conexs.com user base.

"The acquisition of STF Technologies confirms Smith Micro's strong commitment to focus on the Mac market," said William W. Smith, Jr., President and CEO of Smith Micro. "We intend to retain the integrity of developing products for the Macintosh marketplace that historically has been the strength of STF Technologies. With the addition of Smith Micro's resources, it will allow us to expand our leadership position in the Mac market such as our commitment to build a conexs.com Macintosh client. We believe that the synergies created by combining our two companies will provide certain financial and operational efficiencies."

 "The iMac(TM), PowerBook G3s and new Power Macintosh G3s have inspired developers to bring out a deluge of new products for Macintosh customers," said Clent Richardson, Apple's vice president of worldwide developer relations. "Developers are recognizing that the Macintosh is once again a platform where companies can innovate and prosper and we believe the combination of Smith Micro and STF Technologies will result in even more great Mac products, like FAXstf, moving forward."





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SMITH MICRO ACQUIRES STF TECHNOLOGIES/PAGE 1

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"We are pleased to join the Smith Micro team and broaden our efforts to continue to develop and support Macintosh software communication products," said W. Rick Wyand, formerly STF Technologies' President and CEO and now the general manager of Smith Micro's STF Technologies Macintosh Division. "Teaming STF Technologies' award-winning FAXstf software with the resources and Internet telephony experience of Smith Micro creates a bright future for the newly combined company," said Wyand.

The STF Technologies acquisition immediately increases Smith Micro's revenues, broadens its customer base, compliments its existing Macintosh product line and positions the company as a leader in the development of solutions for the Macintosh Internet telephony market. With the acquisition of STF Technologies, Smith Micro has a very strong Macintosh team as well as the resources to implement its plan to support the Macintosh fax market and aggressively develop and market Internet telephony solutions for Mac users.

Under the terms of the agreement, Smith Micro issued 409,164 shares of common stock and paid $1.0 million in cash as the purchase price for all of the outstanding shares of STF Technologies. Smith Micro has agreed to file a Form S-3 registration statement on such shares within 90 days of the closing. The transaction will be accounted for as a stock purchase. STF Technologies had revenues of approximately $2.5 million for its year ended December 31, 1998 with nominal profit for the year.

Smith Micro is a leading developer and marketer of software products that make person-to-person communications simple. With a focus on the Internet, broadband and modem-based technologies, the company designs integrated, easy-to-use software that enables personal computer users to access fax, data, voice and video communications around the world. Headquartered in Aliso Viejo, California, Smith Micro's complete line of products are available through direct sales, and a worldwide network of retail distributors, value-added resellers (VARs) and OEMs. The company is publicly traded on the Nasdaq National Market System under the symbol SMSI. For more information, contact Bruce Quigley at Smith Micro at 949/362-5800 or visit www.smithmicro.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THIS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FOR EXAMPLE, THERE ARE RISKS AND UNCERTAINTIES INVOLVED WITH THE INTEGRATION OF STF TECHNOLOGIES AS A NEWLY ACQUIRED COMPANY INTO SMITH MICRO. IN ADDITION, AS WITH OTHER SOFTWARE DEVELOPERS AND PUBLISHERS FOR APPLE PRODUCTS, THE FUTURE PERFORMANCE OF STF TECHNOLOGIES IS DEPENDENT UPON AND SUBJECT TO RISKS AND CERTAINTIES ASSOCIATED WITH THE COMMERCIAL SUCCESS OF APPLE PRODUCTS AND ON MAINTAINING A STRONG RELATIONSHIP WITH APPLE COMPUTER AS A SOLE SOURCE COMPUTER MANUFACTURER OF THE MACINTOSH. AMONG THE OTHER IMPORTANT FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS ARE ECONOMIC, COMPETITIVE, GOVERNMENTAL AND TECHNOLOGICAL FACTORS AFFECTING THE COMPANY'S OPERATIONS, MARKETS, PRODUCTS, SERVICES AND PRICES, AS WELL AS OTHER FACTORS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING ITS RECENT FILINGS ON FORMS 10-K AND 10-Q. SMITH MICRO DISCLAIMS ANY OBLIGATION TO REVISE OR UPDATE ANY FORWARD-LOOKING STATEMENT THAT MAY BE MADE FROM TIME TO TIME BY IT OR ON ITS BEHALF.





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SMITH MICRO ACQUIRES STF TECHNOLOGIES/PAGE 2


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Smith Micro, conexs.com, FAXstf, and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. Apple, Macintosh and Mac are registered trademarks of Apple Computer, Inc. Yahoo! is a registered trademark of Yahoo! Inc. Excite is a trademark of Excite, Inc. Lycos is a registered trademark of Carnegie Mellon University. All other trademarks and product names are the property of their respective companies.




























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